Subject to Completion: PROSPECTUS SUPPLEMENT
              (To Prospectus dated February 27, 2003)
              Preliminary Prospectus Supplement dated June 29, 2005

Covered Call Strategy Payment Securities

UBS AG $__ NOTES LINKED TO THE CBOE S&P 500 BUYWRITE INDEX (BXM)(SM) DUE JULY __, 2010

Issuer:                 UBS AG

Maturity Date:          July __, 2010

Underlying Index:       The return on the Notes will be linked to the
                        performance of the CBOE S&P 500 BuyWrite Index (BXM)(SM)
                        (the "BXM Index"), which measures the total rate of return of a hypothetical "covered call" strategy (also referred to as a "buy-write" strategy) on the S&P 500(R)
                        Index.

Interim Payments:       8% PER ANNUM of the $10.00 principal amount of each
                        Note. The interim payments will be paid on a monthly basis beginning August 2005. The interim payments are not interest payments. The net entitlement value will be reduced by the amount of the interim payments received over the term of the Notes. Furthermore, the interim payments will be treated as ordinary income for tax purposes.

Net Entitlement Value:  The net entitlement value for the Notes on July __, 2005
                        (the "trade date") will equal $9.875, which represents the $10.00 principal amount of each Note reduced by the underwriting discount of 1.25%. On any other business day, the net entitlement value will equal the net entitlement value on the previous business day multiplied by the BXM Index return on that business day, minus the adjustment amount as of that business day.

BXM Index Return:       On any business day, the BXM Index return will be a
                        ratio of the closing level of the BXM Index on that business day to the closing level of the BXM Index on the previous business day.

Adjustment Amount:      The adjustment amount, per $10.00 principal amount of
                        each Note, will reduce the net entitlement value by $0.002726 each calendar day, or approximately $0.995 each year. The adjustment amount will equal approximately 9.95% of the principal amount of your Notes PER ANNUM and will be comprised of the 8% PER
                        ANNUM interim payments and an additional 1.95%, which takes into account the ongoing commissions we will pay in connection with the Notes and the cost of hedging.
                        THE AMOUNT YOU RECEIVE UPON EXCHANGE OR REDEMPTION OR AT
                        MATURITY WILL BE EFFECTIVELY REDUCED BY APPROXIMATELY
                        9.95% PER ANNUM AND BY THE UNDERWRITING DISCOUNT OF
                        1.25%. IF THE LEVEL OF THE BXM INDEX DECREASES OR DOES
                        NOT INCREASE SUFFICIENTLY, YOU WILL RECEIVE LESS, AND
                        POSSIBLY SIGNIFICANTLY LESS, THAN THE PRINCIPAL AMOUNT
                        OF YOUR NOTES. YOUR RETURN ON THE NOTES WILL BE HIGHLY
                        DEPENDENT ON THE DIRECTION, MAGNITUDE, TIMING AND
                        DURATION OF CHANGES IN THE LEVEL OF THE BXM INDEX OVER
                        THE TERM OF THE NOTES.

Payment at Maturity:    At maturity, if we have not previously redeemed or
                        exchanged your Notes, you will receive a cash payment equal to the net entitlement value determined on the fifth scheduled business day prior to the maturity date, which we refer to as the "final valuation date" plus the final interim payment.

Noteholder Exchange     You will have the right to exchange your Notes on any
Right:                  business day in any exchange period for a cash payment
                        equal to the net entitlement value determined on the last business day in that exchange period, which we refer to as the "exchange valuation date," plus any accrued but unpaid interim payments up to and including the exchange valuation date. The "exchange periods" are the first ten calendar days of March, June, September and December in each year, beginning in September 2005 and ending in June 2010. Your exchange will take place on the third business day after the relevant exchange valuation date (a "redemption date"). If you exchange your Notes, you must exchange at least the lesser of:
                        (i) your total position in the Notes or (ii) 10,000
                        Notes.

Early Redemption        Beginning in September 2007, we may redeem your Notes,
by UBS:                 in whole and not in part, on any redemption date for a
                        cash payment equal to the net entitlement value determined on that exchange valuation date plus accrued but unpaid interim payments. If we decide to redeem the Notes, we will give you notice at least 10 but not more than 30 calendar days before the exchange valuation date specified in our notice.

No Listing:             The Notes will not be listed or displayed on any
                        securities exchange, the Nasdaq National Market System or any electronic communications network. Booking
                        Branch: UBS AG, Jersey Branch

CUSIP Number:           __

SEE "RISK FACTORS" BEGINNING ON PAGE S-14 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                         Price to       Underwriting       Proceeds to
                          Public          Discount            UBS AG
Per Note .............
Total ................

                                                      [UBS LOGO]

UBS INVESTMENT BANK                     UBS FINANCIAL SERVICES INC.
Prospectus Supplement dated July __, 2005

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS linked to the performance of the CBOE S&P 500 BuyWrite Index (BXM)(SM) (the "BXM Index"). The Notes offer interim payments equal to an annual rate of 8% per $10.00 principal amount of each Note. In addition, subject to reduction by the adjustment amount and the underwriting discount, the notes provide the opportunity to participate in any appreciation or decline in the BXM Index.

YOUR RETURN ON THE NOTES WILL BE HIGHLY DEPENDENT ON THE DIRECTION, MAGNITUDE, TIMING AND DURATION OF CHANGES IN THE LEVEL OF THE BXM INDEX. IF THE LEVEL OF THE BXM INDEX DECREASES OR DOES NOT INCREASE SUFFICIENTLY, YOU WILL RECEIVE LESS, AND POSSIBLY SIGNIFICANTLY LESS, THAN THE PRINCIPAL AMOUNT OF YOUR NOTES. SEE "HYPOTHETICAL EXAMPLES" BEGINNING ON PAGE S-7.

Announced in April 2002, the BXM Index was developed by the Chicago Board Options Exchange, Incorporated (the "CBOE"), in cooperation with Standard & Poor's ("S&P"). The BXM Index is designed to track the performance of a hypothetical covered call strategy (also referred to as a "buy-write" strategy) on the S&P 500(R) Index (the "S&P Index"). A "covered call" strategy generally is considered to be an investment strategy in which an investor buys a stock or a basket of stocks, and also "writes" (or sells) "covered" call options that correspond to the stock or basket of stocks. A call option is considered "covered" when the seller of the call option simultaneously holds an equivalent long position in the underlying security. This strategy provides premiums from the written call options that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the option is sold. However, this strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option's strike price.

The BXM Index is a passive total return index using a covered call strategy by
(1) buying an S&P 500 stock index portfolio and (2) "writing" (or selling) the near-term S&P Index "covered" call option, referred to as the "call option," generally on the third Friday of each month. Each call option written will have approximately one month remaining until expiration, with an exercise, or "strike," price at or slightly higher than the prevailing S&P Index level (i.e., at or slightly out of the money). Each call option on the S&P Index is held until expiration and cash settled, at which time a new one month call is written that is at or slightly out of the money. For more information on the BXM Index, including a discussion of the S&P Index, see "The CBOE S&P 500 BuyWrite Index" beginning on page S-20.

WHAT ARE YOUR INTERIM PAYMENTS?

We will pay you interim payments equal to an annual rate of 8% per $10.00 principal amount of each Note. The interim payments will be paid on a monthly basis beginning August __, 2005. The interim payments are not interest payments.

The adjustment amount (as defined below) will take into account the interim payments on the Notes. As a result, by investing in the Notes you will receive monthly cash payments; however these interim payments will reduce the net entitlement value, which determines the amount you will receive upon exchange or redemption or at maturity. Furthermore, the interim payments will be treated as ordinary income for tax purposes even if, upon exchange or redemption or at maturity of the Notes, the interim payments provide only for the return of some or all of your original principal investment.

WHAT WILL YOUR PAYMENT BE UPON EXCHANGE OR REDEMPTION OR AT MATURITY?

The payout on the Notes upon exchange or redemption or at maturity will be based on the applicable net entitlement value of the Notes determined on an "exchange valuation date" for any exchange or redemption or on the "final valuation date," which will be on or about July __ 2010, if held to maturity.

The "net entitlement value" on the day we price the Notes for initial sale to the public, which we refer to as the "initial net entitlement value," will equal $9.875, which represents the $10.00 principal amount of each Note reduced by the underwriting discount of 1.25%. The net entitlement value on any other business day will equal:

(i) the product of (x) the net entitlement value on the previous business day and (y) the BXM Index return on that business day, (ii) minus the adjustment amount as of that business day.

The "BXM Index return" on any business day will equal:

(i) (x) the closing level of the BXM Index on that business day DIVIDED BY (y) the closing level of the BXM Index on the previous business day, (ii) minus 1.

The "adjustment amount" on any calendar day will equal $0.002726. On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately $0.995 each year. The adjustment amount will equal roughly 9.95% of the principal amount of your Notes per annum and will be comprised of the 8% interim payments and an additional 1.95%, which takes into account the ongoing commissions we will pay in connection with the Notes and the cost of hedging our obligations under the Notes.

You will have the right to exchange your Notes on any business day in any exchange period for a cash payment equal to the net entitlement value determined on the last business day in that exchange period, which we refer to as the "exchange valuation date," plus any accrued but unpaid interim payments. If you exchange your Notes, you must exchange at least the lesser of: (i) your total position in the Notes or (ii) 10,000 Notes. The "exchange periods" are the first ten calendar days of March, June, September and December in each year, beginning in September 2005 and ending in June 2010. Your exchange will take place on the third business day after the relevant exchange valuation date (a "redemption date").

Beginning in September 2007 we may redeem your Notes, in whole and not in part, on any redemption date for a cash payment equal to the net entitlement value determined on that exchange valuation date plus accrued but unpaid interim payments. If we decide to redeem the Notes, we will give you notice at least 10 but not more than 30 calendar days before the exchange valuation date specified in our notice.

THE INITIAL NET ENTITLEMENT VALUE WILL BE 1.25% LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES DUE TO THE UNDERWRITING DISCOUNT. IN ADDITION, ALTHOUGH YOU WILL RECEIVE INTERIM PAYMENTS ON THE NOTES AT THE RATE OF 8% PER YEAR ON THE PRINCIPAL AMOUNT OF YOUR NOTES, THE ADJUSTMENT AMOUNT WILL REDUCE THE NET ENTITLEMENT VALUE BY APPROXIMATELY 9.95% EACH YEAR. BECAUSE THE INITIAL NET ENTITLEMENT VALUE WILL BE 1.25% LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AND BECAUSE THE ADJUSTMENT AMOUNT WILL EXCEED THE INTERIM PAYMENTS BY APPROXIMATELY 1.95% OF THE PRINCIPAL AMOUNT OF YOUR NOTES EACH YEAR, THE BXM INDEX MUST INCREASE SIGNIFICANTLY IN ORDER FOR YOU TO RECEIVE AN AMOUNT UPON EXCHANGE OR REDEMPTION OR AT MATURITY EQUAL TO OR GREATER THAN THE PRINCIPAL AMOUNT OF YOUR NOTES.

To demonstrate the combined effect that the initial net entitlement value and the adjustment amount have on the payout to you on the Notes at maturity, we have calculated several hypothetical examples in "Hypothetical Examples" beginning on page S-7.

SELECTED PURCHASE CONSIDERATIONS

> INTERIM PAYMENTS--We will pay you interim payments equal to an annual rate of 8% of the $10.00 principal amount of each Note. The interim payments will be paid on a monthly basis beginning August 2005. The interim payments are not interest payments. The net entitlement value will be reduced by the amount of the interim payments received over the term of the Notes.

> EXCHANGE RIGHT--You will have the right to exchange your Notes on any business day in any exchange period for a cash payment equal to the net entitlement value determined on the exchange valuation date plus any accrued but unpaid interim payments.

> BXM INDEX PARTICIPATION--The Notes provide the opportunity to participate in the potential increase in the level of the BXM Index over the term of the Notes, subject to reduction by the adjustment amount and the underwriting discount.

> DIVERSIFICATION--The Notes may provide a limited degree of diversification within the equities portion of your portfolio through exposure to the S&P Index.

> COVERED CALL STRATEGY--The covered call strategy on which the BXM Index is based includes income from option premiums derived from selling the call options on the S&P Index. The premiums provided from the written call options can, to some extent, offset an investor's losses if there is a decline in the level of the S&P Index. However, the covered call strategy limits participation in the appreciation of the equity portfolio beyond the strike price of the call options included in the BXM Index in any month.

> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Note. Purchases in excess of the minimum amount may be made in integrals of 1 Note at a principal amount of $10.00 per Note.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-14.

> YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the BXM Index. Because the initial net entitlement value will be 1.25% less than the principal amount of your Notes and because the adjustment amount will exceed the interim payments by approximately 1.95% of the principal amount of your Notes each year, the BXM Index must increase significantly in order for you to receive an amount upon exchange or redemption or at maturity equal to the principal amount of your Notes.

> YOUR RETURN ON THE NOTES WILL BE HIGHLY DEPENDENT ON THE DIRECTION, MAGNITUDE, TIMING AND DURATION OF CHANGES IN THE LEVEL OF THE BXM INDEX OVER THE TERM OF THE NOTES--If the level of the BXM Index decreases significantly, and particularly if that decrease occurs early in the term of the Notes and is of a significant duration, as a result of the adjustment amount, your payout will be adversely affected.

> REDEMPTION AT OUR OPTION--Beginning in September 2007, we may redeem your Notes, in whole and not in part, on a redemption date for a cash payment equal to the net entitlement value determined on the relevant exchange valuation date plus accrued but unpaid interim payments. Therefore, the term of your Notes may be as short as 2 years and 2 months.

> MARKET RISK--The return on the Notes, which may be positive or negative, is directly linked to the performance of the BXM Index and indirectly linked to the performance of the S&P Index, and will depend on whether, and the extent to which, the BXM Index return is positive or negative.

> LIMITED PARTICIPATION IN S&P INDEX APPRECIATION--By using a covered call strategy, the BXM Index limits participation in the appreciation of the S&P Index beyond the strike price of the call options that are sold on the S&P Index each month. As a result, in periods of significant stock market appreciation, the return on an investment in the Notes is likely to be substantially lower than the return on a comparable investment in the S&P Index.

> NO INCOME FROM THE CALL OPTIONS--You will not have rights in or receive income on the call options on the S&P Index included in the BXM Index.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment that will provide cash flows on a regular basis throughout the term of the investment.

> You believe the level of the BXM Index will increase during the term of the Notes by an amount great enough to offset the negative effect of the adjustment amount and the underwriting discount.

> You are willing to accept the risk that you may lose some or substantially all of your principal if the BXM Index does not appreciate sufficiently to offset the adjustment amount and the underwriting discount.

> You seek an investment with a right of exchange for the net entitlement value of the Notes on the date of such exchange.

> You are willing to have your Notes redeemed by UBS which would thereby potentially shorten their term of investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are not willing to accept the risk that you may lose some or substantially all of your principal.

> You believe that the S&P Index will appreciate over the term of the Notes by an amount that will exceed the income derived from the premiums on the call options on the S&P Index.

> You believe that the BXM Index return will not be sufficient to offset the 1.25% underwriting discount and the 1.95% amount by which the adjustment amount will exceed the interim payments each year.

>    You seek an investment with a definite term to maturity.

> You are not willing to have your Notes redeemed by UBS which would thereby potentially shorten the term of the Notes.

WHO CALCULATES AND PUBLISHES THE BXM INDEX?

The BXM Index is calculated and published by the CBOE. To review quarterly closing levels of the BXM Index since June 1995, please see "The CBOE S&P 500 BuyWrite Index--Historical Information" beginning on page S-24. On June 28, 2005, the closing level of the BXM Index as reported by the CBOE was 687.42. The historical performance of the BXM Index is not indicative of the future performance of the BXM Index or the level of the BXM Index on the final valuation date or any applicable exchange valuation date.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-38.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to treat the interim payments you receive on your Notes as ordinary income even though the interim payments are not denominated as interest payments and even though the interim payments reduce the net entitlement amount with respect to the Notes. Thus, you will be subject to ordinary income tax on the interim payments even if, upon exchange or redemption or at maturity of the Notes, the interim payments provide only for the return of some or all of your original principal investment. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the interim payments in such a manner.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid forward contract with respect to the BXM Index. If your Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long-term capital gain or loss if you held your Notes for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that the Notes could alternatively be treated for tax purposes in the manner described under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations--Alternative Treatments" on page S-38.

HOW WILL THE NET ENTITLEMENT VALUE BE CALCULATED?

The net entitlement value will be calculated on a daily basis. On the trade date the net entitlement value per $10.00 Note will equal $9.875 due to the effect of the underwriting discount. On any other day the net entitlement value will equal:

     (NEV (t - 1) x BXM Index Return (t) ) - Adjustment Amount (t)

>    NEV (t - 1): The net entitlement value as of the previous business day
>    BXM Index Return (t): BXM Index return on that business day
>    Adjustment Amount (t): The adjustment amount as of that business day

The BXM Index return on any business day will equal:

     (BXM Index level (t) / BXM Index level (t - 1) ) - 1

>    BXM Index level (t): The level of the BXM Index on that business day
> BXM Index level (t - 1): The level of the BXM Index in the previous business day

Below is a hypothetical example of how the net entitlement value is computed on the first three business days following the trade date. For purposes of this example, we will assume that the trade date was a Wednesday and the first three business days following the trade date were Thursday, Friday and Monday:

BUSINESS DAY 1 (Thursday, trade date + 1 calendar day)
--------------

Initial Net Entitlement Value:                         $9.8750

BXM Closing Level, Day 0 (trade date):                 100
BXM Closing Level, Day 1:                              101
BXM Index Return:                                      101/100 = 1.0100 (+1%)

Adjustment Amount (1 calendar day x $0.002726):        $0.002726
Current business day Net Entitlement Value
NEV x BXM Index Return - Adjustment Amount
$9.875 x 1.01 - $0.002726 =                            $9.971024

BUSINESS DAY 2 (Business Day 1 + 1 calendar day)

Net Entitlement Value, Day 1:                          $9.971024

BXM Closing Level, Day 1:                              101
BXM Closing Level, Day 2:                              100
BXM Index Return:                                      100/101 = 0.9901 (-0.99%)

Adjustment Amount (1 calendar day x $0.002726):        $0.002726
Current business day Net Entitlement Value
NEV x BXM Index Return - Adjustment Amount
$9.971024 x .9901 - $0.002726 =                        $9.869584

BUSINESS DAY 3 (Business Day 2 + 3 calendar days)

Net Entitlement Value, Day 2:                          $9.869584

BXM Closing Level, Day 2:                              100
BXM Closing Level, Day 3:                              102
BXM Index Return:                                      102/100 = 1.02 (+2%)

Adjustment Amount (3 calendar days x $0.002726)*:      $0.008178
Current business day Net Entitlement Value
NEV x BXM Index Return - Adjustment Amount
$9.869584 x 1.02 - $.008178 =                          $10.058798

* BECAUSE BUSINESS DAY 3 IS A MONDAY, THE ADJUSTMENT AMOUNT CALCULATION TAKES INTO EFFECT THE 3 CALENDAR DAYS THAT HAVE ELAPSED.

HYPOTHETICAL EXAMPLES

The following hypothetical examples demonstrate the combined effect that the initial net entitlement value and the adjustment amount have on the payout on the Notes at maturity, and show the cumulative amount you will receive in interim payments over the term of the Notes. The payout on the Notes at maturity will depend on the daily performance of the BXM Index during the term of the Notes over time and the effect of the adjustment amount. In particular, because the adjustment amount reduces the exposure to the BXM Index by a fixed amount, the payout on the Notes at maturity will depend on the direction, magnitude, timing and duration of the changes in the level of the BXM Index. Examples 1 through 4 of the hypothetical payout calculations that follow assume that you hold the Notes to maturity and that the Notes are not redeemed by us prior to maturity. The examples are based on the following assumptions:


 Underlying Index:                CBOE S&P 500 BuyWrite Index (the "BXM Index")

 BXM Index Level:                 680 (will be set on Trade Date)

 Principal Amount:                $10.00 per Note

 Initial Net Entitlement Value:   $9.875 ($10.00 principal amount of each Note
                                  reduced by the underwriting discount of 1.25%)

 Adjustment Amount:               $0.002726 per day (9.95% of the principal
                                  amount of your Notes per year)

 Interim Payment:                 $0.80 per annum (8% of the principal amount of
                                  your Notes per year)

 Additional Fee:                  1.95%

 Term: 5 Years (if UBS does not redeem the Notes or the holder of the Notes does not exchange the Notes prior to maturity)

Example 1:  RETURN ON THE NOTES WHERE THE LEVEL OF THE BXM INDEX INCREASES
            STEADILY OVER THE TERM OF THE NOTES
            --------------------------------------------------------------------

This example demonstrates that the level of the BXM Index must increase significantly in order for you to receive your $10.00 principal amount at maturity. In this example, the BXM Index increases steadily during the term of the Notes from a level of 680 on the trade date to 1,136 on the final valuation date. This represents an appreciation of approximately 10.8% PER ANNUM in the level of the BXM Index over the term of the Notes. At maturity, the net entitlement value is $10.00, an amount equal to the principal amount of your Notes. In this example, the cumulative return of interim payments plus the payment of the net entitlement value at maturity equals $14.00.

Net Entitlement Value:            $10.00
Total Interim Payments:           $4.00 (5x $0.80 per annum)
Total Return on Your Notes:       $14.00

                              [LINE GRAPH OMITTED]

Example 2:  RETURN ON THE NOTES WHERE THE LEVEL OF THE BXM INDEX INITIALLY
            INCREASES AND THEN DECREASES OVER THE TERM OF THE NOTES
            --------------------------------------------------------------------

This example shows that if the BXM Index is unchanged from the trade date to maturity, you will receive less than the principal amount of your Notes at maturity. In this example, the BXM Index appreciates until January 2008, when it reaches 989. It then declines until it returns to 680 on the final valuation date. At maturity, the net entitlement value is $5.71 and the corresponding cumulative return of interim payments plus the payment of the net entitlement value equals $9.71.

Net Entitlement Value:            $5.71
Total Interim Payments:           $4.00 (5x $0.80 per annum)
Total Return on Your Notes:       $9.71


                              [LINE GRAPH OMITTED]

Example 3:  RETURN ON THE NOTES WHERE THE LEVEL OF THE BXM INDEX INITIALLY
            DECREASES AND THEN INCREASES OVER THE TERM OF THE NOTES
            --------------------------------------------------------------------

This example shows that the net entitlement value at maturity is determined by the path that the BXM Index takes over the term of the Notes in addition to the actual level of the BXM Index on the final valuation date. In this example, the BXM Index declines until January 2008, when it reaches 469. The level of the BXM Index then appreciates until it returns to 680 on the final valuation date. At maturity, the net entitlement value is $3.81 and the cumulative return of interim payments plus the payment of the net entitlement value equals $7.81. Even though the level of the BXM Index is the same on the final valuation date as in Example 2, the net entitlement value at maturity is lower than in Example
2. The reason for the difference is that, in Example 3, the adjustment amount produces a greater percentage reduction in exposure to the BXM Index as the BXM Index declines. Thus, even as the BXM Index recovers from its lowest level in Example 3, the net entitlement value continues to decline because the increase in the BXM Index is less than the reduction produced by application of the adjustment amount.

Net Entitlement Value:            $3.81
Total Interim Payments:           $4.00 (5x $0.80 per annum)
Total Return on Your Notes:       $7.81

                              [LINE GRAPH OMITTED]

Example 4:  RETURN ON THE NOTES WHERE THE LEVEL OF THE BXM INDEX DECLINES
            STEADILY OVER THE TERM OF THE NOTES
            --------------------------------------------------------------------

This example shows how a decline in the level of the BXM Index results in a significant reduction in the value of your principal investment. In this example, the BXM Index declines steadily during the term of the Notes from a BXM Index level of 680 on the trade date to 529 on the final valuation date. This represents approximately a 4.9% PER ANNUM decline in the level of the BXM Index over the term of the Notes. At maturity, the cumulative return of interim payments plus the payment of the net entitlement value at maturity equals $7.26.

Net Entitlement Value:            $3.26
Total Interim Payments:           $4.00 (5x $0.80 per annum)
Total Return on Your Notes:       $7.26

                               [LINE GRAPH OMITTED]

Example 5:  RETURN ON THE NOTES WHERE UBS AG CALLS THE NOTES PRIOR TO MATURITY
            (UBS EARLY REDEMPTION SCENARIO)
            --------------------------------------------------------------------

In this example, the BXM Index increases steadily during the term of the Notes from a level of 680 on the trade date to 846 as of September 10, 2007. UBS AG redeems the Notes in whole five business days thereafter for a cash payment equal to the net entitlement value as of September 10, 2007 plus all accrued interim payments up to and including September 10, 2007. In this example, the cumulative return of interim payments plus the payment of the net entitlement value when UBS calls the Notes equals $11.63.

Net Entitlement Value:         $9.96
Total Interim Payments:        $1.67 (2 years and 11/3 months x $0.80 per annum)
Total Return on Your
Notes upon UBS Redemption:     $11.63


                              [LINE GRAPH OMITTED]

Example 6:  RETURN ON THE NOTES WHERE INVESTOR PUTS THE NOTES BACK TO UBS PRIOR
            TO MATURITY (NOTEHOLDER EXCHANGE SCENARIO)
            --------------------------------------------------------------------

In this example, the BXM Index declines steadily during the term of the Notes from a level of 680 on the trade date to 574 as of December 10, 2008, when the investor puts the Notes back to UBS. Investor gives notice during the exchange period in December 2008 to UBS AG and redeems the Notes as of December 10, 2008 for a cash payment equal to the net entitlement value as of December 10, 2008 plus all accrued interim payments up to and including December 10, 2008. In this example, the cumulative return of interim payments plus the payment of the net entitlement value when UBS calls the Notes equals $7.93.

Net Entitlement Value:            $5.26
Total Interim Payments:           $2.67 (3 years and 41/3 months x $0.80
                                         per annum)
Total Return on Your
Notes upon Noteholder Exchange:   $7.93


                              [LINE GRAPH OMITTED]

--------------------------------------------------------------------------------
RISK FACTORS

YOUR INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES ARE NOT SECURED DEBT AND ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES. UNLIKE ORDINARY DEBT SECURITIES, THE RETURN ON THE NOTES IS LINKED TO THE PERFORMANCE OF THE CBOE S&P 500 BUYWRITE INDEX (BXM)(SM) (THE "BXM INDEX") AND YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES. AS DESCRIBED IN MORE DETAIL BELOW, THE MARKET VALUE OF THE NOTES MAY VARY CONSIDERABLY BEFORE THE MATURITY DATE, DUE, AMONG OTHER THINGS, TO FLUCTUATIONS IN THE LEVEL OF THE BXM INDEX, THE S&P 500(R) INDEX (THE "S&P INDEX"), THE PRICE OF THE CALL OPTIONS ON THE S&P INDEX INCLUDED IN THE BXM INDEX AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND OUR CONTROL. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BXM INDEX, THE S&P INDEX OR THE STOCKS UNDERLYING THE S&P INDEX. THIS SECTION DESCRIBES THE MOST SIGNIFICANT RISKS RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BXM INDEX AND YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR PRINCIPAL AMOUNT.

The terms of the Notes differ from ordinary debt securities in that you are not guaranteed the return of your principal at maturity. The return on your investment in the Notes may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you upon exchange or redemption or at maturity of the Notes will be a cash amount that may be worth less, and potentially significantly less, than the $10.00 principal amount of each Note. Due to the adjustment amount and the underwriting discount, your loss on the Notes will be greater than the decline in the BXM Index. As discussed below, even if the BXM Index appreciates, it must appreciate sufficiently to offset the adjustment amount and the underwriting discount. See "Specific Terms of the Notes" beginning on page S-29.

THE INITIAL NET ENTITLEMENT VALUE AND THE ADJUSTMENT AMOUNT WILL HAVE THE EFFECT OF REDUCING YOUR PARTICIPATION IN THE BXM INDEX. YOUR RETURN ON THE NOTES WILL BE HIGHLY DEPENDENT ON THE DIRECTION, MAGNITUDE, TIMING AND DURATION OF CHANGES IN THE LEVEL OF THE BXM INDEX.

The initial net entitlement value will be 1.25% less than the principal amount of your Notes due to the underwriting discount. In addition, the adjustment amount, which takes into account the ongoing commissions we will pay in connection with the Notes, the cost of hedging our obligations under the Notes and the interim payments on the Notes, will reduce the net entitlement value by $0.002726 each day, or approximately $0.995 (9.95% of the principal amount of your Notes) each year. Because the initial net entitlement value will be 1.25% less than the principal amount of your Notes and because the adjustment amount will exceed the interim payments by approximately 1.95% of the principal amount of your Notes per annum, the BXM Index must increase significantly in order for you to receive an amount upon sale, exchange, redemption or at maturity equal to the principal amount of the Notes. As a result, by investing in the Notes, you will receive monthly cash payments in the form of the interim payments on the Notes in exchange for a reduction of the net entitlement value of the Notes. The ultimate effect that the adjustment amount will have on your payout on the Notes will depend on the performance of the BXM Index and, in particular, on the direction, magnitude, timing and duration of the changes in the level of the BXM Index. Your payout on the Notes will be determined by the path that the BXM Index takes each day during the term of your investment. For example, if the level of the BXM Index decreases significantly, and particularly if that decrease occurs early in the term of the Notes, as a result of the adjustment amount, your payout on the Notes will be adversely affected. Significant decreases in the value of the S&P Index, particularly decreases that occur early in the term of the Notes and decreases of significant duration will, as a result of the adjustment amount, reduce your payout on the Notes by a greater amount than would smaller decreases or decreases that occur later in

RISK FACTORS
--------------------------------------------------------------------------------


the term of the Notes. THE INTERIM PAYMENTS ARE NOT INTEREST PAYMENTS. THE INTERIM PAYMENTS WILL DIRECTLY REDUCE THE AMOUNT YOU WILL RECEIVE UPON EXCHANGE OR REDEMPTION OR AT MATURITY.

THE TERM OF YOUR NOTES IS UNCERTAIN.

Beginning in September 2007, UBS may redeem your Notes, in whole and not in part, for the net entitlement value at the time of redemption. Therefore, although the Notes have a 5 year term to maturity, the actual term of your Notes may be as little as 2 years and 2 months. If UBS redeems your Notes prior to maturity, you may be unable to reinvest the proceeds of your Notes in an investment that provides a return similar to the Notes.

THE APPRECIATION IN THE BXM INDEX MAY BE LESS THAN THAT OF THE S&P INDEX DUE TO THE EFFECT OF THE BXM INDEX'S "COVERED CALL" STRATEGY.

A covered call strategy (also referred to as a "buy-write" strategy) limits participation in the appreciation of the underlying asset--in this case, the S&P Index. As a result, an investment in the Notes is not the same as an investment directly linked to the performance of the S&P Index or the stocks underlying the S&P Index (the "S&P Index constituent stocks"). The call options included in the BXM Index limit the BXM Index's participation in the appreciation of the S&P Index to the strike price of each call option in a given month. Consequently, the BXM Index will not participate as fully in the appreciation of the S&P Index as would an investment linked directly to the S&P Index or a direct investment in the S&P Index constituent stocks. In general, if the level of the S&P Index increases above the strike price of the call options on the S&P Index by an amount that exceeds the premium received from the sale of the call options on the S&P Index, the value of the covered call strategy will be less than the value of a direct investment in the S&P Index. While the strike price of the call options on the S&P Index included in the BXM Index will operate to limit the BXM Index's participation in any increase in the value of the S&P Index, the BXM Index's exposure to any decline in the value of the S&P Index will not be limited.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity or any applicable exchange valuation date when the calculation agent will determine your payment upon exchange or redemption. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. UBS expects that, generally, the level of the BXM Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

> the value of the BXM Index, which is based on the value of the S&P Index and the call options on the S&P Index included in the BXM Index;

> the volatility of the BXM Index (i.e., the frequency and magnitude of changes in the level of the BXM Index) on the date that the market value of the Notes is determined;

>    interest and yield rates in the U.S. market;

> the volatility of the S&P Index (i.e., the frequency and magnitude of changes in the level of the S&P Index);

> the liquidity of the call options on the S&P Index included in the BXM Index each month;

> the dividend rate paid on the S&P Index constituent stocks (while not paid to holders of the Notes, dividend payments on the S&P Index constituent stocks may influence the value of the S&P Index constituent stocks and the level of the S&P Index and, therefore, affect the market value of the Notes);

RISK FACTORS
--------------------------------------------------------------------------------

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-makers;

> economic, financial, political, regulatory, geographical, judicial or other events that affect the level of the BXM Index or the level of the S&P Index or the market price of the S&P Index constituent stocks or the liquidity of the call options on the S&P Index or stock and option markets generally; or

>    the creditworthiness of UBS.

CHANGES THAT AFFECT THE CALCULATION OF THE BXM INDEX COULD ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The Chicago Board Options Exchange, Incorporated (the "CBOE") will be solely responsible for calculating and maintaining the BXM Index. Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") is solely responsible for calculating and maintaining the S&P Index. You should not conclude that the inclusion of a stock in the S&P Index is an investment recommendation by us of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the S&P Index or make other methodological changes required by certain corporate events relating to the S&P Index constituent stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the S&P Index and the BXM Index. Any of these actions could adversely affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity.

The amount payable on the Notes and their market value could also be affected if the CBOE or S&P, in their sole discretion, change their policies, for example, by changing the methodology for compiling and calculating the respective Index, or if the CBOE or S&P discontinue or suspend calculation or publication of the respective Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing level of the BXM Index is not available because of a market disruption event or for any other reason, the calculation agent -- which initially will be UBS Securities LLC, an affiliate of UBS -- will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of either Index is discontinued and that there is no successor index on the date when the closing level of the BXM Index is required to be determined, the calculation agent may determine the closing level of the BXM Index -- and thus the amount payable at maturity -- in a manner it considers appropriate in its sole discretion.

HISTORICAL LEVELS OF THE BXM INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BXM INDEX DURING THE TERM OF THE NOTES.

The actual performance of the BXM Index over the term of the Notes, as well as the amount payable at maturity or upon exchange or redemption, may bear little relation to the historical levels of the BXM Index. Trading prices of the S&P Index constituent stocks and the liquidity of the call options on the S&P Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the S&P Index constituent stocks.

YOU WILL NOT HAVE RIGHTS IN OR RECEIVE INCOME ON THE CALL OPTIONS ON THE S&P INDEX INCLUDED IN THE BXM INDEX.

As an owner of the Notes, you will not have rights in or receive income on the call options on the S&P Index included in the BXM Index.

RISK FACTORS
--------------------------------------------------------------------------------

THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE -- SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend to make a market for the Notes, although they are not required to do so and may stop making a market in the Notes at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

As a result, if you attempt to sell your Notes before maturity rather than excercising your exchange rights described on page S-30 under "Specific Terms of the Notes -- Noteholder Exchange Right," you may have to do so at a discount from the issue price and you may suffer losses.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-36, UBS or one or more of its affiliates may carry out hedging activities related to the Notes, including taking positions in the S&P Index constituent stocks (and possibly to other instruments linked to the S&P Index constituent stocks) and selling call options on the S&P Index corresponding to the call options on the S&P Index included in the BXM Index. UBS and one or more of its affiliates also trade the S&P Index constituent stocks and other financial instruments related to S&P Index constituent stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the trade date are priced for initial sale to the public could potentially increase the BXM level on the trade date and, therefore, the level at which the BXM Index must reach before you receive a payment at maturity that exceeds the principal amount of the Notes. Additionally, such hedging or trading activities during the term of the Notes could potentially affect the value of the BXM Index or the S&P Index on the final valuation date or any applicable exchange valuation date and, accordingly, the payment you will receive at maturity or upon exchange or redemption. In particular, the hedging activity of UBS's affiliates may constitute a significant portion of the volume of the transactions in these call options on the S&P Index during the period in which the value is determined for purposes of inclusion in the BXM Index. If there is not sufficient demand for these call options, the hedging activity of UBS's affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM Index.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Notes, including taking positions in the S&P Index constituent stocks (and possibly to other instruments linked to the S&P Index constituent stocks) and selling call options on the S&P Index corresponding to the call options on the S&P Index included in the BXM Index. These trading activities are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the BXM Index or price of the call options on the S&P Index included in the BXM Index, could be adverse to the interests of the holders of the Notes. UBS and its affiliates may, at present or in the future, engage in business with the issuers of the S&P Index constituent stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the S&P Index constituent stocks, the BXM Index and the S&P Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the S&P Index constituent stocks and/or the level of the BXM Index or the S&P Index and, therefore, the market value of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE CBOE OR S&P AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the CBOE or S&P in any way (except for licensing arrangements discussed below in "The CBOE S&P 500 BuyWrite Index" beginning on page S-20) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the BXM Index or the S&P Index. The CBOE is not under any obligation to continue to calculate the BXM Index or required to calculate any successor index. If the CBOE discontinues or suspends the calculation of the BXM Index, it may become difficult to determine the market value of the Notes or the net entitlement value. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the BXM Index exists, the net entitlement value will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-32 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the the BXM Index; Alteration of Method of Calculation" on page S-34.

The information in "The CBOE S&P 500 BuyWrite Index" section beginning on page S-20 has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, the CBOE or S&P. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the BXM Index, including the call options on the S&P Index, the CBOE and S&P. The CBOE and S&P are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, calculate the net entitlement value. For a more detailed description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-35. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the BXM Index or the call options on the S&P Index has occurred or is continuing on the day when the calculation agent will determine the level of the BXM Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with UBS's, or one or more of its affiliates', ability to unwind its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE NET ENTITLEMENT VALUE OR THE MATURITY DATE OR A REDEMPTION DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE OR ANY APPLICABLE EXCHANGE VALUATION DATE.

The determination of the net entitlement value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date or any exchange valuation date. If such a postponement occurs, the calculation agent will use the closing level of the BXMIndex on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date or any exchange valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date or a redemption date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date or any exchange valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date or the exchange valuation date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the BXM Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-32.

RISK FACTORS
--------------------------------------------------------------------------------

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

As described above, even though the interim payments are not denominated as interest payments and the interim payments reduce the net entitlement amount with respect to the Notes, you will be required to treat the interim payments as ordinary income for tax purposes. Thus, you will be subject to ordinary income tax on the interim payments even if, upon exchange or redemption or at maturity of the Notes, the interim payments provide only for the return of some or all of your original principal investment.

An investment in the Notes should be characterized as an investment in prepaid cash settlement forward contracts under which we deliver at maturity, or upon exchange or redemption, a cash amount determined by reference to the BXM Index in exchange for a fixed purchase price, as described in the section of this pricing supplement called "Supplemental Tax Considerations" on page S-38. Under this treatment, if you are a U.S. taxable investor, you should recognize capital gain or loss at maturity or upon a sale, exchange, redemption or other taxable disposition of the Notes in an amount equal to the difference between the amount realized and your tax basis in the Notes. However, due to the absence of authorities that directly address the proper tax treatment of the Notes, no assurance can be given that the U.S. Internal Revenue Service (the "IRS") will accept, or that a court will uphold, this characterization and treatment. We are not requesting a ruling from the IRS with respect to the Notes, and our characterization of the Notes as prepaid cash settlement forward contracts in respect of the BXM Index is not binding on the IRS or a court. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon could be significantly affected. For a discussion of some potential alternative characterizations and their consequences, see "Supplemental Tax Considerations" beginning on page S-38.

--------------------------------------------------------------------------------
The CBOE S&P 500 BuyWrite Index

We have derived all information regarding the CBOE S&P 500 BuyWrite Index
(BXM)(SM) (the "BXM Index") contained in this pricing supplement, including its method of calculation, from publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

The BXM Index is calculated, published and disseminated daily at the close of trading by the Chicago Board Options Exchange, Incorporated (the "CBOE"). Such information reflects the policies of, and is subject to change by, the CBOE. The CBOE has no obligation to continue to publish, and may discontinue or suspend publication of, the BXM Index at any time. Data on daily BXM Index closing levels are calculated and disseminated by the CBOE on its website and are also available from options quote vendors.

DESCRIPTION OF THE BXM INDEX

Announced in April 2002, the BXM Index was developed by the CBOE in connection with Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). The BXM Index measures the total rate of return of a hypothetical "covered call" strategy (also referred to as a "buy-write" strategy) on the S&P 500(R) Index (the "S&P Index"). This strategy consists of a hypothetical portfolio consisting of a "long" position indexed to the S&P Index (i.e., a position in which the S&P Index constituent stocks are held) and the sale of a succession of one-month, at or slightly out the money S&P Index call options that are listed on the CBOE. This hypothetical portfolio is referred to as the "covered S&P Index portfolio." The long position in the S&P Index and the "short" call options are held in equal notional amounts (i.e., the short position in each call option is "covered" by the long position in the S&P Index).

This strategy provides option premiums that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the covered call option is sold. However, the strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option's strike price. The strike price for each option included in the BXM Index will be equal to or slightly above the S&P Index level at the time the option is sold.

The BXM Index measures the total return performance of the covered S&P Index portfolio by incorporating the value of the ordinary cash dividends paid on the S&PIndex constituent stocks and the option premiums received from writing call options on the S&P Index. Because the method of calculating the BXM Index effectively reinvests the dividends and option premiums into the S&P Index on the day they are paid (in the case of dividends) or received (in the case of option premiums), the BXM Index is subject to fluctuations in the value of the S&P Index.

The BXM Index is calculated and disseminated by the CBOE under the index symbol "BXM".

CALL OPTIONS

The call options included in the value of the BXM Index have successive terms of approximately one month. Each call option on the S&P Index in the hypothetical portfolio must be held to maturity, which is generally the third Friday of each month. Each day that options expire, new at or slightly out of the money call options on the S&P Index are written. At expiration, the call options are settled against the "Special Opening Quotation," a special calculation of the S&P Index. The Special Opening Quotation is compiled from the opening prices of the S&P Index constituent stocks and is generally determined before 11:00 a.m. (New York City time). The final settlement price of each call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the BXM Index at that time. In other words, if the Special Opening Quotation is greater than each call option's strike price, the final settlement price is

--------------------------------------------------------------------------------
THE CBOE S&P 500 BUYWRITE INDEX

greater than zero and the value of the BXM Index is effectively decreased upon settlement of each call option. If the Special Opening Quotation is less than each call option's strike price, each call option is worthless and the value of the BXM Index remains unchanged upon settlement of the call options.

Subsequent to the settlement of the expired call options, new at or slightly out of the money call options are deemed written and included in the value of the BXM Index. Like the expired call options, the new call options will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the "roll date" and the process of replacing the expired options with the new options is referred to as the "roll." The strike price of each new call option is equal to the strike price of the listed call option on the S&P Index that is closest to and greater than the last value of the S&P Index reported before 11:00 a.m. (New York City time). For example, if the last value of the S&P Index reported before 11:00 a.m. (New York City time) is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new strike price for the call options on the S&P Index.

Once the strike price for each new call option has been determined, each new call option is deemed sold at a price equal to the volume-weighted average price (the "VWAP") of each new call option during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the day the strike price is determined. The CBOE calculates the VWAP in a two-step process by (i) excluding trades in the new option identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options), and (ii) calculating the volume-weighted average of all remaining transaction prices of each new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE's Market Data Retrieval System. If no transactions occur between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time), each new call option is deemed sold at the last bid price reported before 12:00 p.m. The value of the option premium deemed received from each new call option is functionally "reinvested" in the portfolio.

CALCULATION OF THE BXM INDEX

The BXM Index is a "chained index," meaning its value depends on the cumulative product of the gross daily rates of return on the covered S&P Index portfolio since June 1, 1988, when the initial value of the BXM Index was first calculated and set at 100.00.

The value of the BXM Index on any given date is calculated according to the following formula:

      BXM (t) = BXM (t-1) (1 + R (t))

where:

      BXM (t-1) is the value of the BXM Index on the previous day; and

      R (t) is the daily rate of return of the covered S&P Index portfolio on that day. This rate includes ordinary cash dividends paid on the S&P constituent stocks.

COMPARISON OF THE RETURNS OF THE BXM AND S&P INDICES

The following two examples illustrate how the BXM Index return is derived from the S&P Index return using actual information from the quarters ending December 31, 2003 and September 30, 2004, respectively. For information on quarter ending levels from June 30, 1994 to February 24, 2005, see "--Historical Information" beginning on page S-24.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

Example 1:  Quarter ending December 31, 2003 (BXM Index underperforms the S&P
            Index):

S&P Index:

     o  S&P Index return:                  11.64%
     o  Dividend Yield on the
        S&P Index:                          0.54%
     o  Total S&P Index return:            12.18%

BXM Index:

     o  Total S&P Index return:            12.18%
     o  Loss on short options sold
        during the quarter*:               -4.46%
     o  BXM Index return:                   7.72%

Example 2:  Quarter ending September 30, 2004 (BXM outperforms the S&P 500
            Index):

S&P Index:

     o  S&P Index return:                  -2.29%
     o  Dividend Yield on the
        S&P Index:                          0.42%
     o  Total S&P Index return:            -1.87%

BXM Index:

     o  Total S&P Index return:            -1.87%
     o  Gain on options sold
        during the quarter*:                1.99%
     o  BXM Index return:                   0.12%

* The gain and loss on options sold during the quarter are expressed as a percentage of the level of the S&P Index at the end of each month during the relevant quarter.

For additional information on how to calculate the BXM Index and specific information on BXM Index calculation on roll dates, see the CBOE's web site at www.cboe.com/bxm.

DESCRIPTION OF THE S&P 500(R) INDEX

We have derived all information regarding the S&P Index contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "S&P Index constituent stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 31, 2005, 425 companies or 85.1% of the S&P Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 74 companies or 14.8% of the S&P Index by market capitalization traded on The Nasdaq Stock Market, and 1 company or 0.1% of the S&P Index by market capitalization traded on the American Stock Exchange. As of May 1, 2005, the S&P Index represented approximately 76% of the

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

market value of S&P's internal database of over 6,969 equities. S&P chooses companies for inclusion in the S&P Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,969 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (89), Consumer Staples (36), Energy (29), Financials (82), Health Care (55), Industrials (54), Information Technology
(80), Materials (32), Telecommunication Services (10) and Utilities (33). S&P may from time to time, in its sole discretion, add companies to or delete companies from the S&P Index to achieve the objectives stated above.

S&P calculates the S&P Index by reference to the prices of the S&P Index constituent stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P Index constituent stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P INDEX

S&P currently computes the S&P Index as of a particular time as follows:

o the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

o  the market values of all component stocks as of that time are aggregated;

o the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

o the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

o the current aggregate market value of all component stocks is divided by the base value; and

o  the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. S&P has stated that the transition to float adjustment will take place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step will take place in September 2005, when S&P will begin to use only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

o  the issuance of stock dividends;

o the granting to shareholders of rights to purchase additional shares of stock;

o  the purchase of shares by employees pursuant to employee benefit plans;

o  consolidations and acquisitions;

o the granting to shareholders of rights to purchase other securities of the issuer;

o  the substitution by S&P of particular component stocks in the S&P Index; or

o  other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                               New Market Value
             Old Base Value x  ---------------- = New Base Value
                               Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

HISTORICAL INFORMATION

Since its inception, the BXM Index and the S&P Index have experienced significant fluctuations. Any historical upward or downward trend in the value of the BXM Index and the S&P Index during any period shown below is not an indication that the value of the BXM Index and the S&P Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical BXM Index and the S&P Index levels do not give an indication of future performance of the BXM Index and the S&P Index. UBS cannot make any assurance that the future performance of the BXM Index and the S&P Index will result in holders of the Notes receiving a positive total return on their investment.

The following table sets forth the quarterly levels for the BXM Index and the quarterly returns for both the BXM Index and S&P Index from June 30, 1995 to June 28, 2005. The return on the S&P Index incorporates the ordinary cash dividends on the S&P Index constituent stocks trading "ex-dividend" as of the end of the particular quarter. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the quarterly BXM Index returns from June 30, 1994 through March 31, 2002, are based on historical trading data for the S&P Index and the applicable one-month, at-the-money call options on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period.

The closing level of the BXM Index on June 28, 2005 was 687.42.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------


                     BXM INDEX
                     QUARTERLY          BXM INDEX         S&P INDEX
                        ENDING          QUARTERLY         QUARTERLY
DATE                     LEVEL             RETURN            RETURN
--------------------------------------------------------------------------------

6/30/95                 257.95              5.64%             9.55%
9/29/95                 268.47              4.08%             7.95%
12/29/95                281.26              4.76%             6.02%
3/29/96                 287.18              2.10%             5.37%
6/28/96                 305.78              6.48%             4.49%
9/30/96                 314.27              2.78%             3.09%
12/31/96                324.86              3.37%             8.34%
3/31/97                 336.25              3.51%             2.68%
6/30/97                 356.84              6.12%            17.46%
9/30/97                 387.01              8.45%             7.49%
12/31/97                411.41              6.30%             2.87%
3/31/98                 436.52              6.10%            13.95%
6/30/98                 468.26              7.27%             3.30%
9/30/98                 430.75             -8.01%            -9.95%
12/31/98                489.37             13.61%            21.30%
3/31/99                 524.48              7.17%             4.98%
6/30/99                 578.71             10.34%             7.05%
9/30/99                 563.39             -2.65%            -6.24%
12/31/99                592.96              5.25%            14.88%
3/31/00                 610.47              2.95%             2.29%
6/30/00                 627.23              2.75%            -2.66%
9/29/00                 649.80              3.60%            -0.97%
12/29/00                636.82             -2.00%            -7.82%
3/30/01                 586.98             -7.83%           -11.86%
6/29/01                 603.30              2.78%             5.85%
9/28/01                 527.63            -12.54%           -14.68%
12/31/01                567.25              7.51%            10.69%
3/29/02                 585.55              3.23%             0.27%
6/28/02                 535.60             -8.53%           -13.40%
9/30/02                 461.67            -13.80%           -17.28%
12/31/02                523.92             13.48%             8.44%
3/31/03                 517.20             -1.28%            -3.15%
6/30/03                 561.31              8.53%            15.39%
9/30/03                 580.58              3.43%             2.65%
12/31/03                625.38              7.72%            12.18%
3/31/04                 635.58              1.63%             1.69%
6/30/04                 651.89              2.57%             1.72%
9/30/04                 652.69              0.12%            -1.87%
12/31/04                677.26              3.76%             9.23%
3/31/05                 679.93              0.39%            -2.15%
6/28/05*                687.42              1.10%             2.23%



* THE LEVEL OF THE BXM INDEX AND THE RETURN ON THE BXM AND S&P INDEX FOR THIS PERIOD DO NOT REPRESENT A FULL QUARTER.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

The graph below compares the performance of the BXM Index and the S&P Index from June 1, 1988 through June 28, 2005. The S&P Index levels illustrated below have been recalculated in order to start from a level of 100 on June 1, 1988, the level of the BXM Index at the time.

[Data below represents line graph in printed piece.]

"1988"          100            100
                103.63         104.589
                105.14         104.192
                103.5          100.655
                106.87         104.944
                108.46         107.866
                106.7          106.328
                108.13         108.183
                112.43         116.105
                111.54         113.212
                114.55         115.853
                116.39         121.868
                119.01         126.799
                119.98         126.08
                125.12         137.463
                127.98         140.151
                129.11         139.582
                129.25         136.341
                131.91         139.121
                135.17         142.463
"1990"          129.66         132.898
                132.5          134.61
                135.15         138.177
                133.65         134.73
                139.7          147.866
                140.18         146.869
                141.81         146.398
                131.44         133.165
                127.9          126.684
                130.14         126.145
                137.63         134.299
                140.56         138.04
                145.96         144.052
                147.23         154.354
                150.97         158.091
                151.62         158.466
                154.75         165.302
                153.85         157.729
                160.33         165.081
                164.78         168.992
                165.59         166.164
                169.24         168.398
                166.06         161.612
                174.85         180.095
"1992"          176            176.739
                179.27         179.028
                178.67         175.546
                184.56         180.7
                185.73         181.586
                184.67         178.885
                188.53         186.193
                188.52         182.382
                190.02         184.525
                189.99         185.163
                193.68         191.467
                195            193.817
                198.73         195.438
                200.52         198.101
                201.37         202.281
                199.46         197.392
                205.75         202.672
                207.99         203.266
                209.63         202.448
                214.18         210.129
                215.98         208.518
                218.46         212.831
                218.49         210.803
                222.5          213.352
"1994"          226.95         220.605
                223.71         214.617
                216.03         205.261
                218.82         207.893
                222.09         211.304
                216.91         206.125
                223.48         212.893
                227.27         221.622
                225.39         216.203
                229.13         221.06
                228.25         213.008
                232.5          216.169
                236.84         221.775
                240.76         230.418
                244.18         237.217
                248.43         244.202
                254.55         253.962
                257.95         259.861
                261.83         268.479
                265.6          269.154
                268.47         280.512
                270.23         279.51
                278.74         291.78
                281.26         297.4
"1996"          283.64         307.522
                282.99         310.374
                287.18         313.361
                295.53         317.981
                301.29         326.182
                305.78         327.426
                298.76         312.96
                302.71         319.562
                314.27         337.549
                318.18         346.858
                327.43         373.076
                324.86         365.684
                338.99         388.53
                342.11         391.575
                336.25         375.493
                346.92         397.902
                352.25         422.128
                356.84         441.04
                371.04         476.132
                370.79         449.459
                387.01         474.074
                385.48         458.241
                405.1          479.454
                411.41         487.688
"1998"          421.69         493.082
                431.7          528.646
                436.52         555.717
                447.53         561.308
                451.45         551.66
                468.26         574.068
                454.08         567.955
                400.38         485.842
                430.75         516.965
                459.65         559.016
                468.05         592.897
                489.37         627.063
                507.23         653.284
                518.05         632.981
                524.48         658.305
                546.25         683.799
                547.87         667.65
                578.71         704.704
                559.36         682.7
                562.23         679.323
                563.39         660.7
                569.57         702.509
                567.01         716.79
                592.96         759.006
"2000"          584.87         720.872
                582.06         707.226
                610.47         776.41
                610.1          753.054
                615.55         737.604
                627.23         755.788
                626.63         743.972
                661.37         790.183
                649.8          748.467
                645.2          745.303
                626.5          686.543
                636.82         689.904
                659.12         714.381
                621.96         649.242
                586.98         608.112
                604.32         655.369
                612.6          659.76
                603.3          643.702
                613            637.366
                589.61         597.465
                527.63         549.219
                534.46         559.692
                553.12         602.624
                567.25         607.903
"2002"          572.34         599.032
                571.86         587.479
                585.55         609.574
                561.91         572.617
                566.18         568.398
                535.6          527.906
                490.95         486.758
                498.27         489.954
                461.67         436.706
                495.91         475.143
                523.05         503.11
                523.92         473.553
                521.21         461.148
                517.03         454.229
                517.2          458.639
                554.32         496.417
                563.76         522.572
                561.31         529.238
                575.15         538.569
                591.63         549.073
                580.58         543.242
                607.46         573.973
                614.81         579.023
"2004"          625.38         609.39
                628.13         620.575
                636.5          629.201
                635.58         619.708
                634            609.98
                638.81         618.351
                651.89         630.375
                641.08         609.511
                647.43         611.976
                652.69         618.605
                658.65         628.056
                660.36         653.467
                677.26         675.704
                673.89         659.234
                681.95         673.107
                679.93         661.187
                673.75         648.648
                687.39         669.286
"6/20/05"       690.87         683.782


Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM Index.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") or the Chicago Board Options Exchange, Incorporated ("CBOE"). S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product (The CBOE S&P 500 BuyWrite Index (BXM) is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500(R) Index). S&P's and CBOE's only relationship to Licensee is the licensing of certain trademarks and trade names of S&P, CBOE and the BXM which is determined, composed and calculated by CBOE without regard to Licensee or the Product. CBOE has no obligation to take the needs of Licensee or the owners of the Product into consideration in determining, composing or calculating the BXM. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Product.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE BXM FROM SOURCES THAT CBOE CONSIDERS RELIABLE, BUT S&P AND CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND CBOE DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BXM OR ANY DATA INCLUDED THEREIN. S&P AND CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE BXM OR ANY DATA INCLUDED THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE BXM OR ANY DATA INCLUDED THEREIN.

In addition, (i) CBOE has no relationship to the BXM or the Product other than authorizing S&P to grant a license to Licensee to use the BXM as the basis for the Product; (ii) CBOE has no obligation to take the needs of Licensee, purchasers or sellers of the Product or any other persons into consideration in maintaining the BXM or modifying the methodology underlying the BXM and (iii) CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM, the Product or any other investment product of any kind or character that is based thereon.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and "BXM" is a trademark of the Chicago Board Options Exchange, Incorporated ("CBOE"). These marks have been licensed for use by UBS. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor's or CBOE and Standard & Poor's and CBOE make no representation regarding the advisability of investing in the Product.

--------------------------------------------------------------------------------
VALUATION OF THE NOTES

AT MATURITY OR UPON EXCHANGE OR REDEMPTION. The payout on the Notes upon exchange or redemption or at maturity will be based on the applicable net entitlement value of the Notes determined on an exchange valuation date for any exchange or redemption or the final valuation date if the Notes are held to maturity.

The "net entitlement value" on the day we price the Notes for initial sale to the public, which we refer to as the "initial net entitlement value," will equal $9.875, which represents the $10.00 principal amount of each Note reduced by the underwriting discount of 1.25%. The net entitlement value on any other business day will equal:

     (i) the product of (x) the net entitlement value on the previous business day and (y) the BXM Index return on that business day, (ii) minus the adjustment amount as of that business day.

The "BXM Index return" on any business day will equal:

     (i)(x) the closing level of the BXM Index on that business day DIVIDED BY
            (y) the closing level of the BXM Index on the previous business day,
            (ii) minus 1.

The "adjustment amount" on any calendar day will equal $0.002726. On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately $0.995 each year. The adjustment amount will equal roughly 9.95% of the principal amount of your Notes per annum and will be comprised of the 8% interim payments and an additional 1.95%, which takes into account the ongoing commissions we will pay in connection with the Notes and the cost of hedging our obligations under the Notes.

THE AMOUNT YOU RECEIVE UPON EXCHANGE OR REDEMPTION OR AT MATURITY WILL BE EFFECTIVELY REDUCED BY APPROXIMATELY 9.95% PER ANNUM AND BY THE UNDERWRITING DISCOUNT OF 1.25%. IF THE LEVEL OF THE BXM INDEX DECREASES OR DOES NOT INCREASE SUFFICIENTLY, YOU WILL RECEIVE LESS, AND POSSIBLY SIGNIFICANTLY LESS, THAN THE PRINCIPAL AMOUNT OF YOUR NOTES.

PRIOR TO REDEMPTION, EXCHANGE OR MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that, generally, the level of the BXM Index on any day will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include, but are not limited to, interest and yield rates in the market, supply and demand for the Notes, the volatility of the BXM Index, the volatility of the S&P Index constituent stocks, the liquidity of the call options on the S&P Index included in the BXM Index each month, the level of the S&P Index, economic, financial, political, regulatory or judicial events that affect the level of the BXM Index, the market prices of the S&P Index constituent stocks or the call options on the S&P Index included in the BXM Index each month, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-13 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------
SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The return on the Notes will be linked to the performance of CBOE S&P 500 BuyWrite Index (BXM)(SM) (the "BXM Index").

INTERIM PAYMENTS

We will pay you interim payments equal to an annual rate of 8% of the $10.00 principal amount of each Note. The interim payments will be paid on a monthly basis beginning August __, 2005.

The adjustment amount (as defined below) will take into account the interim payments on the Notes and will exceed the interim payment by an additional 1.95% per annum. As a result, by investing in the Notes you will receive monthly cash payments; however these interim payments will reduce the net entitlement value, which determines the amount you will receive upon exchange or redemption or at maturity.

The interim payments will be computed on a basis of a 360-day year of twelve 30-day months and will be made on the last business day of each month (the "interim payment dates"). The interim payments will accrue from and including the most recent interim payment date to which interim payments have been made or duly provided for, or, for the interim payment payable on the first interim payment date, from and including the date the Notes are issued (July __, 2005). The interim payments will accrue to but excluding the next interim payment date, or, in the case of the interim payment payable upon any redemption date or on the maturity date, to but including the exchange valuation date or final valuation date, as applicable.

If any scheduled interim payment date is not a business day, we will make the interim payment on the next business day, but the interim payment will not accrue during the period from and after the scheduled interim payment date. If the scheduled maturity date is postponed due to a Market Disruption Event or otherwise, we will pay you the final interim payment on the maturity date as postponed rather than on the scheduled maturity date, but no interim payment will accrue on the Notes or on such payment during the period from or after the scheduled maturity date.

DENOMINATION

Your minimum investment is 100 Notes at a principal amount of $10.00 per Note. Purchases in excess of the minimum amount may be made in integrals of 1 Note at a principal amount of $10.00 per Note.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

PAYMENT AT MATURITY OR UPON REDEMPTION OR EXCHANGE

The payout on the Notes upon exchange or redemption or at maturity will be based on the applicable net entitlement value of the Notes determined on an "exchange valuation date" for any exchange or redemption or on the "final valuation date," which will be on or about July __ 2010, if held to maturity.

The "net entitlement value" on the day we price the Notes for initial sale to the public, which we refer to as the "initial net entitlement value," will equal $9.875, which represents the $10.00 principal amount of each Note reduced by the underwriting discount of 1.25%. The net entitlement value on any other business day will equal:

     (i) the product of (x) the net entitlement value on the previous business day and (y) the BXM Index return on that business day, (ii) minus the adjustment as of that business day.

The "BXM Index return" on any business day will equal:

     (x) the closing level of the BXM Index on that business day DIVIDED BY (y) the closing level of the BXM Index on the previous business day.

The "adjustment amount" on any calendar day will equal $0.002726. On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately $0.995 each year. The adjustment amount will equal roughly 9.95% of the principal amount of your Notes per annum and will be comprised of the 8% interim payments and an additional 1.95%, which takes into account the ongoing commissions we will pay in connection with the Notes and the cost of hedging our obligations under the Notes.

THE INITIAL NET ENTITLEMENT VALUE WILL BE 1.25% LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES DUE TO THE UNDERWRITING DISCOUNT. IN ADDITION, ALTHOUGH YOU WILL RECEIVE INTERIM PAYMENTS ON THE NOTES AT THE RATE OF 8% PER YEAR ON THE PRINCIPAL AMOUNT OF YOUR NOTES, THE ADJUSTMENT AMOUNT WILL REDUCE THE NET ENTITLEMENT VALUE BY APPROXIMATELY 9.95% EACH YEAR. BECAUSE THE INITIAL NET ENTITLEMENT VALUE WILL BE 1.25% LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AND BECAUSE THE ADJUSTMENT AMOUNT WILL EXCEED THE INTERIM PAYMENTS BY APPROXIMATELY 1.95% OF THE PRINCIPAL AMOUNT OF YOUR NOTES EACH YEAR, THE BXM INDEX MUST INCREASE SIGNIFICANTLY IN ORDER FOR YOU TO RECEIVE AN AMOUNT UPON EXCHANGE OR REDEMPTION OR AT MATURITY EQUAL TO OR GREATER THAN THE PRINCIPAL AMOUNT OF YOUR NOTES.

NOTEHOLDER EXCHANGE RIGHT

You will have the right to exchange your Notes on any business day in any exchange period for a cash payment equal to the net entitlement value determined on the last business day in that exchange period, which we refer to as the "exchange valuation date," plus any accrued but unpaid interim payments. If you exchange your Notes, you must exchange at least the lesser of: (i) your total position in the Notes or (ii) 10,000 Notes.

The "exchange periods" are the first ten calendar days of March, June, September and December in each year, beginning in September 2005 and ending in March 2010.

In order to effect such change, you must instruct your broker or other person through whom you hold your Notes to take the following steps through normal clearing system channels:

> fill out an Official Notice of Exchange, which is attached as Annex A to this prospectus supplement (Annex A will be attached to the final prospectus supplement);

> deliver your Official Notice of Exchange to us (which must be acknowledged by us) on any business day falling in an exchange period but prior to 12:00 p.m. (New York City time) on the last business day in that exchange period; and

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


> transfer your book-entry interest in the Notes to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the third business day after an exchange valuation date (a "redemption date").

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 12:00 p.m. (New York City time) on the last business day in that exchange period, your notice will not be effective, you will not be able to exchange your Notes until the following exchange period and you will need to complete all the required steps if you should wish to exchange your Notes during any subsequent exchange period.

Since the Notes will be held only in book-entry form, only DTC may exercise the exchange right with respect to the Notes. Accordingly, beneficial owners of Notes that desire to have all or any portion of their Notes exchanged must instruct the participant through which they own their interest to direct DTC to exercise the exchange right on their behalf by forwarding the Official Notice of Exchange to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of Notes relating to the right to exchange their Notes will be irrevocable. In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Notes, on DTC's records, to the Trustee on our behalf.

UBS REDEMPTION RIGHT

Beginning in September 2007, we may redeem your Notes, in whole and not in part, for mandatory exchange on any redemption date for a cash payment equal to the net entitlement value calculated on that exchange valuation date plus accrued but unpaid interim payments. If we decide to redeem the Notes, we will give you notice at least 10 but not more than 30 calendar days before the exchange valuation date specified in our notice.

In addition, we have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

MATURITY DATE

The maturity date will be July __, 2010, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


FINAL VALUATION DATE

The final valuation date will be July __, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than twenty business days.

MARKET DISRUPTION EVENT

Any of the following will be a market disruption event with respect to the S&P 500(R) Index (the "S&P Index"):

> the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the value of the S&P Index (or the relevant successor index) for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session;

> a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the value of the S&P Index (or the relevant successor index) during the last one-half hour preceding the close of the principal trading session on such exchange are materially inaccurate; or

> the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P Index (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market.

The following will be a market disruption event with respect to the BXM Index:

> the suspension, limitation, cancellation or repudiation of any options contracts relating to stocks which then comprise 20% or more of the value of the S&P Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session, in each case, in the determination of the Calculation Agent, any such suspension, limitation, unavailability, cancellation or repudiation is material.

> the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P Index (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market.

In both cases, if trading in a security included in the S&P Index or the BXM Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P Index or the BXM Index, as the case may be, shall be based on a comparison of (x) the portion of the value of that index attributable to that security relative to (y) the overall value of that index, in each case immediately before that suspension or limitation.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to either Index or any S&P Index constituent stocks.

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the S&P Index or any S&P Index constituent stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date or any applicable exchange valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BXM INDEX; ALTERATION OF METHOD OF CALCULATION

If the CBOE discontinues publication of the BXM Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the BXM Index and approves as a successor index then the calculation agent will determine the BXM Index return, and the net entitlement value.

If the calculation agent determines that the publication of the BXM Index is discontinued and that there is no successor index on any date when the value of the BXM Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks and options or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the BXM Index.

If the calculation agent determines that the method of calculating the BXM Index has been changed at any time in any respect--and whether the change is made by CBOE under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the S&P Index constituent stocks or their issuers or is due to any other reason--that causes the BXM Index not to fairly represent the value of the BXM Index had such changes not been made or that otherwise affects the calculation of the BXM Index return, or net entitlement value, then the calculation agent may make adjustments in this method of calculating the BXM Index that it believes are appropriate to ensure that the BXM Index return used to determine the net entitlement value is equitable.

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

All determinations and adjustments to be made by the calculation agent with respect to the BXM Index return, and the net entitlement value or otherwise relating to the level of either Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the trade date without notice. The calculation agent will make all determinations regarding the value of the Notes, market disruption events, business days, the default amount, the closing level of the BXM Index and the net entitlement value on any business day. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------
USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to either Index and/or listed and/or over-the-counter options or futures on S&P Index constituent stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the S&P Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the S&P Index constituent stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the S&P Index or the value of the S&P Index constituent stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date or any applicable exchange valuation date. That step may involve sales or purchases of the S&P Index constituent stocks, listed or over-the-counter options or futures on S&P Index constituent stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or indices designed to track the performance of either Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-14 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------
CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2005 (UNAUDITED)                           CHF            USD
--------------------------------------------------------------------------------
                                                              (IN MILLIONS)
Debt
  Debt issued(1) ...................................     219,669         183,572
                                                        --------        --------
  Total Debt .......................................     219,669         183,572
Minority Interest(2) ...............................       5,616           4,693
Shareholders' Equity ...............................      38,130          31,864
                                                        --------        --------
Total capitalization ...............................     263,415         220,129
                                                        ========        ========


------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.83567.

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--------------------------------------------------------------------------------
SUPPLEMENTAL TAX CONSIDERATIONS


THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

There is no authority that directly addresses the tax treatment of your Notes and thus the tax treatment of your Notes is uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid forward contract with respect to the BXM Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the interim payments you receive on your notes as ordinary income, which should be included in your income at the time that they are received or accrued in accordance with your method of accounting. The terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the interim payments in the manner described above.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes should be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

It is also possible that the IRS could assert that your Notes should be subject to the "constructive ownership" rules set forth in Section 1260 of the Code. Specifically, Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Notes. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Notes. If Section 1260 were to apply to the Notes, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Notes as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the BXM Index during the period in which you hold the Notes and had actually sold covered calls in the manner that is hypothetically done in computing the BXM Index. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Notes in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the BXM Index between the issue date for the Notes and the date of the disposition of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that you should be treated as if you owned the underlying components of the BXM Index. In that case, it is possible the IRS could assert, even in the absence of Section 1260 treatment described above, that a holder should recognize ordinary income in an amount equal to the dividend income paid on the securities underlying the index and short-term capital gain for the option premiums as though the holder had actually written the options the index tracks. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Basket Stocks included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------
ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase, holding or exchange of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless effected pursuant to and in accordance with an applicable exemption. The purchase, holding or exchange of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, exchange of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------
SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to __% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ..........................................     S-1
Risk Factors ...........................................................    S-14
The CBOE S&P 500 BuyWrite Index ........................................    S-20
Valuation of the Notes .................................................    S-28
Specific Terms of the Notes ............................................    S-29
Use of Proceeds and Hedging ............................................    S-36
Capitalization of UBS ..................................................    S-37
Supplemental Tax Considerations ........................................    S-38
ERISA Considerations ...................................................    S-41
Supplemental Plan of Distribution ......................................    S-42

PROSPECTUS

Introduction ...........................................................       3
Cautionary Note Regarding Forward-
  Looking Information ..................................................       5
Incorporation of Information About
  UBS AG ...............................................................       7
Where You Can Find More
  Information ..........................................................       7
Presentation of Financial Information ..................................       8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ................................................       9
Capitalization of UBS ..................................................       9
UBS ....................................................................      10
Use of Proceeds ........................................................      12
Description of Debt Securities We May
  Offer ................................................................      13
Description of Warrants We May Offer ...................................      35
Legal Ownership and Book-Entry
  Issuance .............................................................      52
Considerations Relating to Indexed
  Securities ...........................................................      57
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ...........................................      60
U.S. Tax Considerations ................................................      63
Tax Considerations Under the Laws of Switzerland .......................      74
ERISA Considerations ...................................................      76
Plan of Distribution ...................................................      77
Validity of the Securities .............................................      80
Experts ................................................................      80


[UBS LOGO]

Covered Call Strategy
Payment Securities


UBS AG $__ NOTES
LINKED TO THE CBOE S&P 500
BUYWRITE INDEX
DUE JULY __, 2010




PROSPECTUS SUPPLEMENT


JULY __, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)




UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.